Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES PARTICIPATING IN
THE OPTION EXCHANGE PROGRAM CONFIRMING RECEIPT OF NOTICE OF
WITHDRAWAL

Date:	[•], 2007
To:	[•]
From:	LogicVision, Inc.
Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal. If the Notice of Withdrawal is properly completed and signed, this means that you have withdrawn all of the eligible options listed on the Notice of Withdrawal and you have revoked your prior acceptance of our offer to exchange your eligible options. You will not receive any new options and you will retain your eligible options previously tendered for exchange with their existing term, exercise price, vesting schedule and other terms and conditions.

If your Notice of Withdrawal is properly completed and signed, we accept your rejection of our exchange offer. Your eligible options will remain outstanding after this exchange offer closes at 5:00 p.m., U.S. Eastern Time, on March 8, 2007, unless this exchange offer is extended by us.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to LogicVision, Inc., 25 Metro Drive, San Jose, California 95110, Attention: Bruce M. Jaffe, Phone: (408) 453-0146, Email: optionexchange@logicvision.com.